Exhibit 99.4

CARPARTS.COM, INC.
2026 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD CERTIFICATE

This Restricted Stock Unit Award Certificate (this “Certificate”) certifies the award of restricted stock units as specified below which has been granted under the CarParts.com, Inc. 2026 Stock Incentive Plan (the “Plan”), the terms and conditions of which are incorporated by reference herein and made a part hereof. In addition, the award shown in this Certificate is nontransferable except as authorized in the Plan and is subject to the terms and conditions set forth in the attached Restricted Stock Unit Award Agreement of which this Certificate is a part.

Participant:
[Name]
[Address of Participant]

You have been granted the following Award:

Grant Type:	Restricted Stock Unit
Number of Units:
Grant Date:

Vesting Schedule
Date	Percentage of Restricted Stock Units Vested
[Vesting Date]	__%
[Vesting Date]	__%
[Vesting Date]	__%

By the Company’s and your signature below, it is agreed that this award of restricted stock units is governed by the terms and conditions of the Restricted Stock Unit Award Agreement, a copy of which is attached and made a part of this document, and the Company’s 2026 Stock Incentive Plan, both of which are made part of this document.

CarParts.com, Inc.
By:

[ ]
Its: [ ]

[Name of Participant]

CARPARTS.COM, INC.
2026 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement is made and entered into as of [date] by and between CarParts.com, Inc., a Delaware corporation (the “Company”), and the person named in the attached Restricted Stock Unit Award Certificate (the “Participant”) as of the date of grant (the “Grant Date”) set forth in the attached Restricted Stock Unit Award Certificate (the “Certificate”).

WHEREAS, the Company, pursuant to the Company’s 2026 Stock Incentive Plan (the “Plan”), wishes to grant the Participant the opportunity and right to receive a number of the Company’s common stock (the “Shares”), subject to the terms and conditions contained in this Agreement and in the attached Certificate, which is made a part hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.
Award of Restricted Stock Units. The Company hereby grants to the Participant, effective as of the Grant Date, an award of Restricted Stock Units (“RSUs”) representing the right to receive that number of Shares set forth in the attached Certificate, on the terms and conditions set forth in this Agreement, the Certificate and the Plan.

2.
Rights of the Participant with Respect to the RSUs. The Participant shall not have any rights of a holder of Shares unless and until Shares are actually issued to the Participant after vesting as provided in this Agreement.

3.
Vesting and Payment. Subject to the terms and conditions of this Agreement, the RSUs shall vest, and the corresponding Shares shall be issued, in installments on the date(s) and in the amounts set forth in the attached Certificate if the Participant remains in continuous service with the Company until the respective vesting dates.

4.
Corporate Transaction.

(a)
Notwithstanding the vesting provision contained in Section 3 above, upon the occurrence of a corporate transaction, as described in Section 7(b) of the Plan, the Committee or the Board may take such actions as authorized by Section 7(b) of the Plan.

(b)
Notwithstanding the foregoing, if any payment due under this Section 4 is deferred compensation subject to Section 409A of the Code, and if the corporate transaction is not a “change in control event” that serves as a permissible payment event under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, then the RSUs shall vest upon the corporate transaction as provided above but payment under this Section 4 shall be delayed until the earlier of (A) the applicable vesting dates (corresponding to each installment) set forth in in the vesting schedule in the attached Certificate or (B) the Participant’s separation from service (subject to any additional required delay under Section 9(a)).

5.
Termination. The RSUs shall immediately terminate and be forfeited as of the Participant’s termination from the Company, regardless of whether such termination is with or without cause, by the Company or by the Participant, and for any reason or for no reason.

6.
Transferability. Except as otherwise authorized by Section 6(f)(ii) of the Plan, the RSUs, the right to dividend equivalents or the right to receive Shares are not transferable by the Participant other than to a designated beneficiary upon the Participant's death or by will or the laws of descent and distribution. No assignment or transfer of the RSUs, the right to dividend equivalents, or the right to receive Shares, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs will terminate and become of no further effect. No transfer by will or the applicable laws of descent and distribution of the RSUs, the dividend equivalents or the Shares shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

7.
Issuance of Shares. After the Shares become payable pursuant to Section 3, 4 or 5 hereof, and following payment of the applicable withholding taxes pursuant to Section 8 hereof, the Company shall promptly issue Shares to the Participant as evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance or a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services to the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear appropriate legends affixed thereto. Upon issuance of the Shares, the corresponding RSUs shall be cancelled.

8.
Income Tax Matters.

(a)
The Participant acknowledges that the Participant will consult with the Participant’s personal tax advisor regarding the income tax consequences of the grant of the RSUs, the payment of dividend equivalents on the RSUs and the issuance of Shares upon the vesting of the RSUs or any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant.

(b)
In accordance with Section 8 of the Plan, as a condition to the issuance of any Shares underlying the RSUs, the Company may withhold, or require the Participant to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the settlement of the RSUs.

9.
Miscellaneous.

(a)
Notwithstanding the foregoing, to the extent that any payment due hereunder is (A) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (B) is payable to a specified employee (as that term is defined in Section 409A), and (C) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)
For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(ii)
For this purpose, “separation” from employment or service shall be defined as “separation from service” as that term is defined under Section 409A.

(iii)
To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to the Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under the Plan or on account of any failure to comply with any Code section.

(b)
Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any Shares underlying the RSUs unless and until certificates representing the Shares have been issued by the Company to the holder of such Shares, or the Shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

(c)
The Company shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d)
This Agreement is subject to the terms of the Plan, including, without limitation, the provision for adjustments in Section 4(c) of the Plan. Terms used in this Agreement which are not defined herein shall have the respective meanings given to such terms in the Plan. By execution of this Agreement, Participant acknowledges receipt of a copy of the Plan.

(e)
This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware and the federal laws of the United States applicable therein, without any reference to conflicts of law rules.

(f)
Headings in this Agreement are for convenience of reference only and shall not be deemed in any way to be material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(g)
This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

(h)
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT IS ATTACHED TO AND MADE A PART OF A RESTRICTED STOCK UNIT AWARD CERTIFICATE AND SHALL HAVE NO FORCE OR EFFECT UNLESS SUCH RESTRICTED STOCK UNIT AWARD CERTIFICATE IS DULY EXECUTED AND DELIVERED BY THE COMPANY AND THE PARTICIPANT.

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